EXHIBIT C-7

INDEPENDENT AUDITOR’S CONSENT

To: The Department of Finance

I have read the Form 18-K/A of the Government of Canada dated 25 October 2013 filed pursuant to the Securities Exchange Act of 1934. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

I consent to the use of my independent auditor’s report dated 29 August 2013 to the Minister of Finance on the Government of Canada’s condensed consolidated financial statements, which comprise the condensed consolidated statement of financial position as at 31 March 2013, the condensed consolidated statement of operations and accumulated deficit, condensed consolidated statement of change in net debt and condensed consolidated statement of cash flow for the year ended 31 March 2013, and related notes, included in the above-mentioned Form 18-K/A and to its incorporation by reference into Canada’s Registration Statement under Schedule B and Export Development Canada’s Registration Statement.

I have not performed any procedures subsequent to the date of this consent.

This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purpose.

/s/ Michael Ferguson
Michael Ferguson, CPA, CA FCA (New Brunswick) Auditor General of Canada

Ottawa, Canada

25 October 2013